Exhibit (d)(37)

Schedule A

Form Of

Trusts and Portfolios Covered by the Amended and Restated Fixed-Income Sub-Research

Agreement, dated as of August 1, 2007

between

Fidelity International Investment Advisors

and

Fidelity International Investment Advisors (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Fixed-Income Trust	Fidelity Series Investment Grade Bond Fund	Fixed Income	__/__/2008

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